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January 6, 1997




Fine Host Corporation
3 Greenwich Office Park
Greenwich, Connecticut 06831

Ladies and Gentlemen:

I am General Counsel of Fine Host Corporation (the "Company"), a corporation organized under the laws of the State of Delaware. I submit this opinion to you in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about January 6, 1997, with respect to the registration under the Securities Act of 1933, as amended by the Company of an aggregate of 27,944 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock").

As counsel for the Company, I have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to my satisfaction) of such documents, certificates and records as I deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

I am a member of the Bar of the State of Connecticut and do not purport to be an expert in the laws of jurisdictions other than the State of Connecticut, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,



/s/ Ellen Keats